EXHIBIT 8
                                                                       ---------

                             ________________, 199_


Board of Directors
Patriot Bank Corp.
High & Hanover Streets
P.O. Box 1090
Pottstown, PA  19464

Board of Directors
First Lehigh Corporation
1620 Pond Road
Allentown, PA  18104

Re: Consolidation of Patriot Bank Corp. (Delaware) with First Lehigh Corporation to form Patriot Bank Corp. (Pennsylvania); Merger of First Lehigh Bank with and into Patriot Bank

Gentlemen:

     You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Consolidation (the "Consolidation Agreement"), dated as of July 28, 1998, between First Lehigh Corporation, a Pennsylvania corporation ("FLC"), and Patriot Bank Corp., a Delaware corporation ("Patriot"), pursuant to which FLC and Patriot will consolidate to form Patriot Bank Corp., a Pennsylvania corporation ("Holding Company"), which will be the surviving corporation. At the Effective Date of such consolidation (the "Consolidation"), (i) each share of FLC and Patriot Common Stock, (ii) each share of FLC Senior Preferred Stock, and (iii) each share of FLC Series A Preferred Stock issued and outstanding immediately prior to such date will, by virtue of the Consolidation and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Holding Company Common Stock as is provided in Section 1.02(e) of the Consolidation Agreement. No fractional shares of Holding Company Common Stock will be issued. In lieu thereof, shareholders of FLC and Patriot will receive cash in an amount determined pursuant to Section 1.02(e) of the Consolidation Agreement. FLC


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shareholders will be entitled to exercise dissenters' rights in connection with the Consolidation. All shares of FLC Capital Stock held as treasury shares by FLC or held beneficially by an FLC Subsidiary, Patriot, or a Patriot Subsidiary on the Effective Date of the Consolidation will be cancelled, and no share of Holding Company Common Stock or other property will be delivered in exchange therefor. All shares of Patriot Common Stock held as treasury shares by Patriot or held beneficially by a Patriot Subsidiary, FLC, or an FLC Subsidiary on the Effective Date of the Consolidation will also be cancelled, and no share of Holding Company Common Stock or other property will be delivered in exchange therefor.

     You have also requested our opinion in connection with the transaction contemplated by the Bank Plan of Merger, dated as of July 28, 1998, between First Lehigh Bank, a Pennsylvania banking corporation, and Patriot Bank, a Pennsylvania banking corporation, pursuant to which First Lehigh Bank will merge with and into Patriot Bank, which will be the surviving institution. At the effective date of such merger (the "Bank Merger"), all of the issued and outstanding shares of First Lehigh Bank Common Stock and all shares of First Lehigh Bank Common Stock held as treasury shares will be cancelled, and no share of Patriot Bank Common Stock will be delivered in exchange therefor.

     This opinion is being furnished pursuant to Section 5.01(i) of the Consolidation Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Consolidation Agreement and its exhibits.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Consolidation Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies,


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and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of FLC and Patriot, including certain written representations of the managements of FLC and Patriot annexed hereto. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the IRC, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant.

     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1. The Consolidation will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     2. FLC, Patriot and the Holding Company will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. Neither FLC, nor Patriot, nor the Holding Company will recognize any gain or loss upon the respective transfers of FLC's and Patriot's assets to the Holding Company in exchange solely for Holding Company Common Stock (including any fractional share interests) and the assumption by the Holding Company of the respective liabilities of FLC and Patriot.

     4. The basis of the respective FLC and Patriot assets in the hands of the Holding Company will be the same as the basis of such assets in the hands of FLC and Patriot immediately prior to the Consolidation.


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     5. The holding period of the respective assets of FLC and Patriot to be received by the Holding Company will include the period during which the assets were held by FLC and Patriot.

     6. No gain or loss will be recognized by the shareholders of FLC or Patriot on the receipt of Holding Company Common Stock (including any fractional share interests) solely in exchange for their shares of FLC Capital Stock or Patriot Common Stock, as the case may be.

     7. The basis of the Holding Company Common Stock (including any fractional share interests) to be received by the FLC and Patriot shareholders in the Consolidation will be the same as the basis of the FLC Capital Stock or Patriot Common Stock, as the case may be, surrendered in exchange therefor.

     8. The holding period of the Holding Company Common Stock (including any fractional share interests) to be received by the FLC and Patriot shareholders in the Consolidation will include the period during which the FLC and Patriot shareholders held their respective FLC Capital Stock and Patriot Common Stock, provided the shares of such stock are held as a capital asset on the Effective Date of the Consolidation.

     9. The payment of cash in lieu of fractional share interests of Holding Company Common Stock will be treated as if the fractional share interests were distributed as part of the Consolidation and then redeemed by the Holding Company. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a). Any gain or loss recognized by an FLC or Patriot shareholder will be a capital gain or loss, provided the shares of FLC Capital Stock or Patriot Common Stock, as the case may be, are held as a capital asset on the Effective Date of the Consolidation.

     10. As provided in IRC Section 381(c)(2) and related Treasury regulations, the Holding Company will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of FLC and Patriot as


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of the Effective Date of the Consolidation. Any deficit in the earnings and profits of the parties will be used only to offset earnings and profits accumulated after the Consolidation.

     11. Pursuant to IRC Section 381(a) and related Treasury regulations, the Holding Company will succeed to and take into account the respective items of FLC and Patriot described in IRC Section 381(c). Such items will be taken into account by the Holding Company subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     12. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1).

     13. First Lehigh Bank and Patriot Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     14. Neither First Lehigh Bank nor Patriot Bank will recognize any gain or loss upon the transfer of First Lehigh Bank's assets to Patriot Bank in constructive exchange solely for Patriot Bank Common Stock and the assumption by Patriot Bank of the liabilities of First Lehigh Bank.

     15. The basis of the First Lehigh Bank assets in the hands of Patriot Bank will be the same as the basis of such assets in the hands of First Lehigh Bank immediately prior to the Bank Merger.

     16. The holding period of the First Lehigh Bank assets in the hands of Patriot Bank will include the period during which such assets were held by First Lehigh Bank.

     17. No gain or loss will be recognized by the Holding Company, as the shareholder of First Lehigh Bank, upon the constructive receipt of shares of

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Patriot Bank Common Stock in exchange for the First Lehigh Bank Common Stock surrendered in exchange therefor in the Bank Merger.

     18. The basis of the Patriot Bank Common Stock to be held by the Holding Company after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the First Lehigh Bank Common Stock surrendered in the constructive exchange.

     19. As provided in IRC Section 381(c)(2) and related Treasury regulations, Patriot Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Lehigh Bank as of the effective date of the Bank Merger. Any deficit in earnings and profits of Patriot Bank or First Lehigh Bank will be used only to offset the earnings and profits accumulated after the Bank Merger.

     20. Pursuant to IRC Section 381(a) and related Treasury regulations, Patriot Bank will succeed to and take into account the items of First Lehigh Bank described in IRC Section 381(c). Such items will be taken into account by Patriot Bank subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of FLC and Patriot shareholders may not be applicable to persons who received their FLC or Patriot Common Stock, as the case may be, pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

     Except as set forth above, we express no other opinion as to the tax consequences of the Consolidation and related transactions to any party under federal, state, local or foreign laws.

                                                       Very truly yours,

                                                       STEVENS & LEE